Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”) to the Rights Agreement dated as of February 28, 2008 (the “Rights Agreement”) between LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, successor rights agent to Computershare Investor Services, LLC (the “Rights Agent”) is made as of January 7, 2013.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, prior to a Distribution Date (as defined in the Rights Agreement) and if the Company so directs, the Company and the Rights Agent may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Stock;

WHEREAS, no Distribution Date has occurred;

WHEREAS, the Company has entered into that certain Investment Agreement by and among the Company, Col-L Acquisition, LLC, a Delaware limited liability company, Colony Capital, LLC, a Delaware limited liability company, PAR Investment Partners, L.P., a Delaware limited partnership, and the other Purchasers signatory thereto, dated as of December 30, 2012 (the “Investment Agreement”);

WHEREAS, the Company’s board of directors has determined that it is in the best interests of the Company to amend the Rights Agreement to provide that none of the parties to the Investment Agreement will be deemed to be an “Acquiring Person” under the Rights Agreement, and to further amend the Rights Agreement as set forth herein; and

WHEREAS, the Company has directed the Rights Agent to amend the Rights Agreement as set forth herein, pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.                                      Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing twenty percent (20%) or more of the shares of Common Stock then outstanding or who was such a Beneficial Owner at any time on or after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing twenty percent (20%) or more of the outstanding shares of Common Stock. Notwithstanding the foregoing,

(i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than twenty percent (20%) of the Company’s outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person after such Person becomes aware that such Person is the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock, together with all Affiliates and Associates of such Person acquiring beneficial ownership of additional shares of Common Stock which in the aggregate represent more than one percent (1%) of the shares of Common Stock outstanding, without the prior written approval of the Board of Directors shall cause such Person to be an Acquiring Person);

(ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary (as such term is hereinafter defined) of the Company, (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan, or (E) any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company’s securities pursuant to arrangements with the Company which have been approved by the Board of Directors (HOWEVER, the exception provided by this clause (E) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company’s securities by such underwriter in connection with such offering);

(iii) no Person shall be deemed to be an Acquiring Person if: (A) such Person has reported or is required to report such ownership (but less than twenty-five percent (25%)) on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (or any comparable or successor report), or any Schedule 13D under the Exchange Act (or any comparable or successor report) and any such report filed (or required to be filed) by such Person does not (or would not) state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 (or any comparable or successor Item) of such Schedule 13D (other than the disposition of Common Stock); (B) either (1) within ten (10) Business Days of being requested by the Company to advise the Company regarding the same, such Person certifies in writing to the Company that such Person acquired Beneficial Ownership of securities representing shares of Common Stock in excess of twenty percent (20%) inadvertently or without knowledge of the terms of the Rights, or

(2) the Board of Directors determines in good faith that such Person has become an Acquiring Person inadvertently; (C) such Person divests as promptly as practicable a sufficient number of securities representing shares of Common Stock so that such Person shall not be deemed to be an Acquiring Person pursuant to the first sentence of this Section 1(a); and (D) promptly following such Person’s divestiture of such securities, such Person certifies to the Board of Directors that such Person is no longer an Acquiring Person as defined pursuant to the first sentence of this Section 1(a);

(iv) the term Acquiring Person shall not mean any Person who or which has entered into any agreement or arrangement with the Company or any subsidiary of the Company providing for an Acquisition Transaction (as hereinafter defined); and

(v) notwithstanding anything to the contrary in this Rights Agreement, none of Col-L Acquisition, LLC, a Delaware limited liability company, PAR Investment Partners, L.P., Colony Capital, LLC, a Delaware limited liability company, and each of the other signatories to that certain Investment Agreement among the Company and the Investors dated December 30, 2012 (the “Investment Agreement”) and each Purchaser Designee (as defined in the Investment Agreement) which signs a joinder agreement to the Investment Agreement (such parties and/or their respective Affiliates, as applicable, the “Investors”) shall be, or shall be deemed to be, an Acquiring Person solely as a result of (1) entering into the Investment Agreement, or consummating the transactions contemplated thereby, (2) the Transactions (as such term is defined in the Investment Agreement) or the performance of any document or agreement in connection therewith, including without limitation the Purchaser Documents (as defined in the Investment Agreement), (3) entering into additional agreements (including, without limitation, any agreement to resell any shares of LodgeNet Interactive Corporation purchased pursuant to the Investment Agreement to any ultimate purchaser or related parties in accordance with the Investment Agreement or to otherwise cause such entities to acquire such shares in accordance with the Investment Agreement) reflecting the transactions contemplated by the Investment Agreement, and consummating the transactions contemplated thereby, or (4) any agreement, arrangement or understanding among any of the Investors or among one or more Investors and the Company or its subsidiaries in furtherance of or pursuant to the Investment Agreement, as it may be amended from time to time, and the transactions contemplated thereby (each of (1), (2), (3) and (4) being a “Permitted Event”).

2.                                      Section 1(l) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Section 11(a)(ii) Event” shall mean any event described in Section 11(a)(ii) hereof, provided, however, that a Section 11(a)(ii) Event shall not occur, or be deemed to have occurred, solely as a result of a Permitted Event.

3.                                      Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Section 13 Event” shall mean any event described in Section 13 hereof, provided, however, that a Section 13 Event shall not occur, or be deemed to have occurred, solely as a result of a Permitted Event.

4.                                      Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

(a) Until the earlier of (i) the close of business on the tenth (10th) Business Day after the Stock Acquisition Date, or (ii) the close of business on the tenth (10th) Business Day (or such later date as the Board of Directors shall determine) after the date of the commencement of a tender offer or exchange offer by any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries, or any Person or entity organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan) within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, or any successor provision thereto, if upon consummation thereof, such Person would become an Acquiring Person (the earliest of (i) and (ii) being herein referred to as the “Distribution Date,” provided, however, that a Distribution Date shall not occur, or be deemed to have occurred, solely as a result of a Permitted Event), (A) the Rights shall be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (B) the Rights (and the right to receive certificates therefor) shall be transferable only in connection with the transfer of the underlying shares of Common Stock. As soon as practicable after the Distribution Date, the Rights Agent shall send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a certificate for Rights, in substantially the form of Exhibit A hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(n) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 15(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights shall be evidenced solely by such Rights Certificates.

The Company will make available, as soon as practicable following the date hereof, a Summary of Rights, in substantially the form attached hereto as Exhibit B (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the Final Expiration Date. With respect to certificates for the Common Stock issued at any time after the Record Date and until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the Rights shall be evidenced by such certificates for the Common Stock together with the Summary of Rights and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the surrender for transfer of any of the certificates for the Common Stock outstanding at any time after the Record Date, even without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

5.                                      Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

6.                                      This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company; (b) the delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

7.                                      This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

8.                                      This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Amendment. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above.

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[signature page to First Amendment to Rights Agreement]